EXHIBIT 5

December 20, 2010

International Flavors & Fragrances Inc.
521 W 57th Street
New York, New York 10019
Ladies and Gentlemen:
I am Vice President (U.S.), Deputy General Counsel and Assistant Secretary of International Flavors & Fragrances Inc., a New York corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,749,669 shares of the Company’s Common Stock, par value $.12 1/2 per share (“Common Stock”), which may be issued by the Company pursuant to the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “Plan”).
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of this opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine. This opinion is limited solely to matters governed by the laws of the United States of America and the Business Corporation Law of New York, and I express no opinion with respect to any other laws. Insofar as this opinion relates to common stock to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.
Based upon the foregoing and subject to the limitations set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Jodie Simon Friedman
Jodie Simon Friedman
Vice President (U.S.), Deputy General Counsel and Assistant Secretary